UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

FULLNET COMMUNICATIONS, INC.

 (Exact name of registrant as specified in its charter)

Oklahoma	000-27031	73-1473361
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Robert S. Kerr Avenue, Suite 210 Oklahoma City, Oklahoma		73102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 236-8200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 6, 2016, the Board of Directors (the “Board”) of FullNet Communications, Inc. (the “Company”) appointed Roger P. Baresel as the Chief Executive Officer of the Company.  Mr. Baresel replaces Timothy J. Kilkenny who has served as the Company’s Chief Executive Officer since its inception in May 1995.  In addition to serving as the Chief Executive Officer of the Company, Mr. Baresel will continue to serve as a director and Chief Financial Officer.

Mr. Kilkenny will remain an employee of the Company and continue to serve as the Chairman of the Board of Directors of the Company with no change in his compensation.  However, the Board simultaneously approved a modification in the exercise price for all of the unexercised common stock purchase options previously issued to Mr. Kilkenny from a weighted average exercise price of $.020 per share to $.003 per share

Mr. Baresel has served as a director and Chief Financial Officer of the Company since November 2000 and as President since October 2003.  Mr. Baresel is an experienced senior executive and consultant who previously served at a variety of companies in a number of different industries. Mr. Baresel has the following degrees from the University of Central Oklahoma in Edmond, Oklahoma: BA Psychology, BS Accounting and MBA Finance, in which he graduated Summa Cum Laude. Mr. Baresel is also a certified public accountant.

There will be no change in Mr. Baresel’s compensation arrangement as a result of this change in duties.  However, the Board simultaneously approved a modification in the exercise price for all of the unexercised common stock purchase options previously issued to Mr. Baresel from a weighted average exercise price of $.034 per share to $.003 per share and fully vested 300,000 of said common stock purchase options.

There is no arrangement or understanding between Mr. Baresel and any other person pursuant to which he was appointed as an officer or director of the Company and there are no familial relationships between Mr. Baresel and any of the Company’s directors or executive officers.  There are no transactions between Mr. Baresel and the Company required to be reported pursuant to Item 404(a) of Regulation S-K.

On June 6, 2016, the Board also appointed Jason C. Ayers as the President of the Company to replace Mr. Baresel.

Mr. Ayers has served as a director of the Company since May 2013, and has served as the Company’s Vice President of Operations since December 2000.  Prior to that he served as President of Animus, a privately-held web hosting company which the Company acquired in April 1998. Mr. Ayers received a BS degree from Southern Nazarene University in Bethany, Oklahoma in May 1996 with a triple major in Computer Science, Math and Physics. Upon graduating, he was a co-founder of Animus.

There will be no change in Mr. Ayers’ compensation arrangement as a result of this change in duties.  However, the Board simultaneously approved a modification in the exercise price for all of the unexercised common stock purchase options previously issued to Mr. Ayers from a weighted average exercise price of $.035 per share to $.003 per share and fully vested 266,667 of said common stock purchase options.

There is no arrangement or understanding between Mr. Ayers and any other person pursuant to which he was appointed as an officer or director of the Company and there are no familial relationships between Mr. Ayers and any of the Company’s directors or executive officers.  There are no transactions between Mr. Ayers and the Company required to be reported pursuant to Item 404(a) of Regulation S-K.

In addition, the Board has also approved a modification in the exercise price for all of the outstanding unexercised common stock purchase options previously issued to employees.  The Company has 3,249,782 common stock purchase options outstanding issued to employees, including the named officers above, under equity compensation plans not approved by its shareholders with a weighted average exercise price of $.028 per share which pursuant to these actions has been reduced to $.003 per share.  The closing price on the Company’s common stock was $.03 per share and utilizing the Black-Scholes Method for valuation of the common stock purchase options, the Company expects to recognize less than $12,500 in additional expense as a result of these modifications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULLNET COMMUNICATIONS, INC.

By: /s/ Roger P. Baresel

Roger P. Baresel

Chief Executive Officer

Dated:  June 6, 2016

3